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                                                                     Exhibit 3.2

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                         COMMERCE SECURITY BANCORP, INC.

      Commerce Security Bancorp, Inc., a Delaware corporation (the "Company"), does hereby certify:

      1. That the Board of Directors of the Company, by a vote of its members, adopted resolutions proposing and declaring advisable the following amendments to the Company's Certificate of Incorporation:

VOTED: That the Certificate of Incorporation of the Company be amended such that Article First thereof, as amended, shall be and read as follows:

            "The name of the Corporation is `Eldorado Bancshares, Inc.'."

VOTED: That the Certificate of Incorporation of the Company be amended such that Article Eleventh thereof shall be renumbered as Article Twelfth and that Article Eleventh thereof, as amended, shall be and read as follows:

            "As of 11:59 p.m., Eastern Daylight Time, on September 4, 1998 (the "Effective Time"), each two (2) shares of Common Stock (including all classes thereof) (the "Old Common Stock") issued and outstanding shall thereupon be combined into one (1) share of Common Stock (the "New Common Stock") (the "Reverse Split"). All such shares of New Common Stock to be issued in connection with the Reverse Split shall be fully paid and non-assessable. No fractional shares of New Common Stock and no certificate or scrip therefore, or other evidence of ownership thereof, will be issued. Each certificate which immediately prior to the Effective Time represented one or more shares of Old Common Stock shall thereafter represent the right to receive (i) a new certificate or certificates evidencing and representing the aggregate number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been combined and reclassified and (ii) cash in lieu of fractional shares of New Common Stock, if any. In lieu of fractional shares, the Corporation shall cause to be delivered to each holder of record who would otherwise be entitled to a fractional share of New Common Stock a check in an amount equal to $8.00 multiplied by the number of shares of Old Common Stock that are not so combined or reclassified. No interest will be paid or accrued on the payments to be received in lieu of fractional shares. Certificates previously representing shares of Old Common Stock shall be exchanged for certificates representing whole shares of New Common Stock and cash in lieu of fractional shares issued in consideration therefor upon the surrender of such certificates in accordance with the exchange procedures announced by the Corporation."


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      2. That in lieu of a meeting and a vote of stockholders, the holders of a majority of the outstanding shares of common stock of the Company have given written consent to said amendments in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

      3. That the aforesaid amendments were duly adopted in accordance with the applicable provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

      4. That this Certificate of Amendment of the Certificate of Incorporation of the Company shall be effective immediately upon filing.



                                     COMMERCE SECURITY BANCORP, INC.


                                     By: /s/ Michael K. Krebs
                                         --------------------------------
                                         Michael K. Krebs
                                         Secretary